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                                                                 Exhbit 4.2












                    THE WESTERN COMPANY OF NORTH AMERICA

                                    and

                            BJ SERVICES COMPANY

                                     to

                  UNITED STATES TRUST COMPANY OF NEW YORK,

                                  Trustee



                       SECOND SUPPLEMENTAL INDENTURE

                         Dated as of April 13, 1995




                                $100,000,000

                            12-7/8% Senior Notes
                                  due 2002

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            SECOND SUPPLEMENTAL INDENTURE, dated as of April 13, 1995, among THE WESTERN COMPANY OF NORTH AMERICA, a Delaware corporation (the "Company"), BJ SERVICES COMPANY, a Delaware corporation ("BJ"), and UNITED STATES TRUST COMPANY OF NEW YORK, a New York corporation (the "Trustee").

            WHEREAS, the Company and the Trustee are parties to an Indenture dated as of November 15, 1992, as amended (the "Indenture"), pursuant to which the Company issued its 12-7/8% Senior Notes due 2002 (the "Notes");

            WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of November 17, 1994 among BJ, WCNA Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of BJ, and the Company, as amended as of March 7, 1995, pursuant to which the Company is to be merged with and into BJ with BJ being the surviving corporation in compliance with Section 801 of the Indenture;

            WHEREAS, Section 901 of the Indenture provides, among other things, that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time may, without prior notice to or the consent of any of the Holders, enter into one or more indentures supplemental to the Indenture, in a form satisfactory to the Trustee, pursuant to Article Eight of the Indenture; and

            WHEREAS, the execution and delivery of this instrument has been duly authorized by Board Resolution, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

            NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders, as follows:


                                 ARTICLE I

                         ASSUMPTION AND SECURITIES

            Section 1.1. BJ hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant and obligation of the Indenture on the part of the Company to be performed or observed.

            Section 1.2. Notes delivered on or after the date hereof shall, if BJ shall so determine, be modified so as to

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conform to the Indenture as hereby supplemented, in a form satisfactory to the Trustee, including, without limitation, by means of a notation stamped or typewritten thereon; provided, however, that the failure to so modify any Note shall not affect any rights of the Holders.


                                 ARTICLE II

                               MISCELLANEOUS

            Section 2.1. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

            Section 2.2. The Trustee accepts the trusts created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Second Supplemental Indenture.

            Section 2.3. Each of BJ and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended by this Second Supplemental Indenture.

            Section 2.4. All covenants and agreements in this Second Supplemental Indenture by BJ shall bind its successors and assigns, whether so expressed or not.

            Section 2.5.  In case any provisions in this Second
Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            Section 2.6. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

            Section 2.7. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 2.8. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            Section 2.9. All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as
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supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.


            IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                    THE WESTERN COMPANY OF
                                    NORTH AMERICA


                                    By /s/ Thomas R. Hix
[CORPORATE SEAL]                      Name: Thomas R. Hix
                                      Title: Senior Vice President, Finance

Attest:


By /s/ Graham L. Adelman
  Name: Graham L. Adelman
  Title: Senior Vice President,
         General Counsel & Secretary


                                    BJ SERVICES COMPANY


                                    By /s/ Michael McShane
[CORPORATE SEAL]                      Name: Michael McShane
                                      Title: Vice President - Finance &
                                             Chief Financial Officer

Attest:


By /s/ Matthew D. Fitzgerald
  Name: Matthew D. Fitzgerald
  Title: Assistant Secretary



                                    UNITED STATES TRUST COMPANY
                                    OF NEW YORK, as Trustee


                                    By /s/ Patricia Stermer
[CORPORATE SEAL]                      Name: Patricia Stermer
                                      Title: Assistant Vice President

Attest:



By /s/ William Eising
  Name: William Eising
  Title: Assistant Vice President